EXHIBIT (d)(25)

Amendment No. 2 to Investment Advisory Agreement

This Amendment No. 2 to the Investment Advisory Agreement (this “Amendment”), dated June 26, 2015, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and ALPS Advisors, Inc. (the “Adviser”).

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated March 12, 2012, as amended (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of June 26, 2015, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2. Effective as of June 26, 2015, Section 5 of the Agreement, titled “Compensation of the Adviser,” is hereby deleted in its entirety and replaced with the following:

Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of (i) ninety-five (95) basis points of the Fund’s daily net assets during the month with respect to the U.S. Equity High Volatility Put Write Index Fund and NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund, and (ii) seventy-five (75) basis points of the Fund’s daily net assets during the month with respect to the ALPS Enhanced Put Write Strategy ETF.

3. The Agreement, as amended hereby, shall continue in effect with respect to the ALPS Enhanced Put Write Strategy ETF for a period of more than two years from the date of this Amendment only so long as continuance is specifically approved at least annually in conformance with the Investment Company Act of 1940, as amended.

4. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	ALPS ADVISORS, INC.

By:	By:
Name:	Name:
Title:	Title:

Appendix A

U.S. Equity High Volatility Put Write Index Fund

NYSE Arca U.S. Equity Synthetic Reverse Convertible Index Fund

ALPS Enhanced Put Write Strategy ETF